UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Preliminary proxy statement.	☐	Confidential, for use of the
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☐	Definitive additional materials.		Rule 14a-6(e)(2)).
☐	Soliciting material under Rule 14a-12.

eFunds Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 2005
Proxy Statement
ITEM 1: ELECTION OF DIRECTORS
Security Ownership of Certain Beneficial Owners and Management
Summary Compensation Table
Compensation Committee Report on Executive Compensation
TOTAL STOCKHOLDERS RETURN*
ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
ITEM 3. OTHER BUSINESS

eFunds Corporation
Gainey Center II, Suite 300
8501 N. Scottsdale Road
Scottsdale, Arizona 85253

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2005

To the Stockholders of eFunds Corporation:

The 2005 annual meeting of stockholders will be held at The Charles Hotel, One Bennett Street, Cambridge, MA, on Thursday, May 19, 2005 at 11:30 a.m., Eastern Daylight Time, for the following purposes:

1.	to elect three Directors to hold office until the 2008 annual meeting of stockholders;

2.	to consider and act upon a proposal to ratify the selection of KPMG LLP as independent auditors for the Company for the year ending December 31, 2005; and

3.	to take action on any other business that may properly come before the meeting.

Stockholders of record at the close of business on March 31, 2005 are entitled to vote at the meeting and at any adjournment thereof.

Whether or not you expect to be present at the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure the presence of a quorum and save the Company further solicitation expense. For your convenience, a return envelope is enclosed that requires no postage if mailed in the United States. If you attend the meeting in person, your proxy will be returned to you upon request. Telephonic and Internet voting are also permitted in accordance with the instructions set forth on your proxy card.

By Order of the Board of Directors:

Steven F. Coleman
April 25, 2005	Secretary

Whether or not you expect to attend the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope or vote your proxy by telephone or through the Internet as directed on your proxy card. Thank you.

Proxy Statement
2005 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
May 19, 2005

The Board of Directors of eFunds Corporation (the “Company”) is soliciting proxies for use in connection with the 2005 annual meeting (including any adjournments) of stockholders of the Company to be held May 19, 2005. This proxy statement and enclosed form of proxy are first being mailed to stockholders on or about April 25, 2005.

Questions And Answers About The Annual Meeting And Voting

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These matters are the election of three directors and the ratification of the selection of our independent auditors. Also, management will report on our performance during the last fiscal year and respond to questions from stockholders following the meeting.

Who is entitled to vote at the meeting?

The Board has set March 31, 2005 as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 31, 2005, you are entitled to vote at the meeting.

As of the record date, 48,819,322 shares of common stock were issued and outstanding and eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 48,819,322 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to at least one-half of the voting power of the outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

▪	you are present and vote in person at the meeting; or

▪	you have properly submitted a proxy card by mail, by telephone or over the Internet.

How do I vote my shares?

If you are a stockholder of record, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the Internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to vote using a paper format, please return your signed proxy to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described above under “How do I vote my shares?”

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account or that more than one person in your household holds shares in the Company. To ensure that all of these shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or via the Internet, vote once for each proxy card sent to your household.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person by attending the meeting and completing a floor ballot. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank or other nominee giving you the right to vote the shares at the meeting.

What vote is required for the election of a director?

The affirmative vote of a majority of the voting power of the common stock present and entitled to vote at the meeting is required for the election of our director nominees.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for a nominee for election to the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of KPMG LLP as our independent auditors.

If you submit your proxy but abstain from voting or withhold authority to vote, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on any proposal or the election of directors.

If you abstain from voting on the proposal to ratify the selection of KPMG LLP as our independent auditor, your abstention has the same effect as a vote against that proposal. If you withhold authority to vote for a director nominee, this has the same effect as a vote against that director.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. In this situation, a “broker non-vote” occurs. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but are not considered as entitled to vote on the proposal in question. This effectively reduces the number of shares needed to approve the proposal.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

FOR the nominees for director; and

FOR the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005.

What if I sign and return my proxy card but I do not specify how I want my shares voted?

If you do not specify how you want to vote your shares on your proxy card or when giving your proxy by telephone or via the Internet, we will vote them:

FOR the nominees for director; and

FOR the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. You can change your vote in any of the following ways:

•	by sending a written notice of revocation to the Secretary of eFunds Corporation;

•	by submitting a later-dated proxy to the Secretary of eFunds Corporation;

•	by submitting a later-dated proxy by telephone or via the Internet; or

•	by voting in person at the meeting.

Unless revoked, all properly submitted proxies will be voted.

How can I attend the meeting?

Stockholders may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker or bank are examples of proof of ownership.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We have retained Georgeson Shareholder to assist in the solicitation of proxies for the annual meeting for a fee of less than $10,000, plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

ITEM 1: ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides that the Board of Directors shall be divided into three classes of directors, with each class to be as nearly equal in size as possible. The term of each class of director is three years, with the term of one class expiring at each annual meeting of the stockholders of the Company. Currently, there are eight directors. The term of the Class II directors (Janet M. Clarke, Robert C. Nakasone and Hatim A. Tyabji) expires at the Meeting. The terms of the Class I and Class III directors expire at the 2007 and 2006 annual meetings of the Company’s stockholders, respectively. Following the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated Ms. Clarke and Messrs. Nakasone and Tyabji for election to the Board at the meeting for a term expiring in 2008.

Nominees for Election to the Board of Directors
Class II (Term Expiring in 2008)

Janet M. Clarke, age 52, Ms. Clarke is the founder of Clarke Littlefield LLC, a marketing technologies advisory firm, and has served as its president since June 2003 and from 2001 to 2002. She was the chief marketing officer of DealerTrack, Inc., a privately held automotive finance technology services company from September 2002 to June 2003. Ms. Clarke acted as chairman and chief executive officer of the KnowledgeBase Marketing subsidiary of Young and Rubicam, Inc. from February 2000 through February 2001. Young and Rubicam is a global marketing and communications organization and its KnowledgeBase Marketing unit focuses on database marketing and customer relationship management. Prior to joining Young and Rubicam, Ms. Clarke served as managing director, global database marketing at Citibank for Citigroup’s consumer business from May 1997 until February 2000. Ms. Clarke is also a director of Cox Communications, Inc., Asbury Automotive Group, Inc. and ExpressJet Holdings, Inc. Ms. Clarke was elected to the Company’s Board of Directors in December 2000.

Robert C. Nakasone, age 57, has served as chief executive officer of NAK Enterprises, L.L.C., an investment and consulting company, since January 2000. Prior to this position, Mr. Nakasone served as chief executive officer of Toys “R” Us, Inc., a retail store chain, from February 1998 to September 1999. Previously, Mr. Nakasone served in a variety of other positions with Toys “R” Us, including president and chief operating officer from January 1994 to February 1998 and vice chairman and president of Worldwide Toy Stores from January 1989 to January 1994. Mr. Nakasone was elected to the Company’s Board of Directors in February 2003. Mr. Nakasone also serves on the board of directors of Staples Inc. (“Staples”).

Hatim A. Tyabji, age 60, has served as the executive chairman of Bytemobile, a wireless Internet infrastructure provider, since July 2001. Prior to this position, Mr. Tyabji served as chairman and chief executive officer of Saraide, Inc., a provider of Internet and wireless data services, from September 1998 until March 2000. From November 1986 until March 1998, Mr. Tyabji served as president and chief executive officer of VeriFone, Inc., which was acquired by Hewlett Packard Company in June 1997. Mr. Tyabji also served as chairman of VeriFone from 1992 until 1998. VeriFone is a global provider of transaction automation systems and Internet commerce solutions. Mr. Tyabji was a member of our Board from June 2000 until May 2002 and he rejoined our Board in May 2004. Mr. Tyabji also serves as a director of Best Buy Company, Inc.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE. Unless authority to vote is withheld, the persons named as proxies will vote FOR the election of Ms. Clarke and Messrs. Nakasone and Tyabji to our Board. The affirmative vote of a majority of the shares represented and entitled to vote at the meeting is required for the election of each as a director nominee. If any of the above-named persons is not a candidate for election at the meeting, which is not presently anticipated, the persons named as proxies will vote for such other nominee or nominees as may be nominated by the Board of Directors.

Members of the Board of Directors Continuing in Office
Class III (Term Expiring in 2006)

Paul F. Walsh, age 55, has served as the Chairman of our Board of Directors and our Chief Executive Officer since September 2002. Between March 2000 and September 2002, Mr. Walsh was chairman and chief executive officer of Clareon Corporation (“Clareon”), an electronic payments provider. Mr. Walsh served as chairman and chief executive officer of MaineStay Holdings L.L.C., a private equity investment firm, from September 1998 until January 1999 when MaineStay formed iDeal Partners, an equity investment partnership between MaineStay, Berkshire Partners and BancBoston Capital. Mr. Walsh served as chairman and chief executive officer of iDeal Partners until he joined Clareon. Prior to these positions, Mr. Walsh held executive positions with Wright Express Corporation, an information and financial services company, and BancOne, a financial services company. Mr. Walsh also serves as a director of Staples.

John J. (Jack) Boyle III, age 57, became a member of the Board of Directors in June 2000 and has served as our Lead Director since May 2002. Mr. Boyle has served as president and chief executive officer of Equallogic, Inc., a developer of enterprise-wide network storage solutions from September 2003 until December 2004. From April 2000 until July 2003, Mr. Boyle served as chief executive officer of Cogentric, Inc., a web engineering company. From August 1994 to October 1999, Mr. Boyle served as president and chief executive officer of Saville Systems, PLC, a maker and marketer of customer care and billing systems for the global telecommunications industry. Mr. Boyle also served as chairman of the board of directors of Saville Systems from April 1998 to October 1999. Saville Systems was acquired by ADC Telecommunications, Inc. (“ADC”) in October 1999 and Mr. Boyle served as a senior vice president of ADC from October 1999 through April 2000. Mr. Boyle also serves as a director of ADC.

Members of the Board of Directors Continuing in Office
Class I (Term Expiring in 2007)

Richard J. Almeida, age 62, is the retired chairman and chief executive officer of Heller Financial Inc. (“Heller Financial”), a worldwide commercial finance company that was acquired by General Electric Capital Corporation in 2001. Prior to his 14-year tenure at Heller Financial, Mr. Almeida held a variety of management and banking positions with Citicorp and Citibank, both of which are subsidiaries of Citigroup Inc., a global financial services holding company. Mr. Almeida also serves as a director of Corn Products International, Inc. Mr. Almeida joined our board in October 2003.

Richard J. Lehmann, age 60, is a founding principal of The Biltmore Bank of Arizona and has served as Chairman of Bank Capital Corporation, the holding company of the Bank, since its opening in June 2003. Mr. Lehmann served as Vice Chairman of Bank One from April 1995 until December 1999, with responsibility for all consumer banking and credit card operations. His previous positions include Chairman, President and Chief Executive Officer of Valley National Corporation, before it was sold to Bank One, and Senior Corporate Officer in Europe, Middle East and Africa for Citicorp. Mr. Lehmann was elected to the Company’s Board of Directors in September 2004.

Sheila A. Penrose, age 59, has served as the president of The Penrose Group, a provider of executive advisory services on financial and organizational strategies, since her retirement from Northern Trust Corporation in September 2000. Ms. Penrose also serves as executive advisor to Boston Consulting Group. While with Northern Trust, Ms. Penrose served as president of Corporate and Institutional Services and as a member of the management committee. Northern Trust provides personal and institutional financial services on a worldwide basis. Ms. Penrose was employed by Northern Trust for more than 23 years. Ms. Penrose was elected to the Board of Directors of the Company in December 2000. Ms. Penrose also serves as non-executive chairman of the board of directors of Jones Lang LaSalle Incorporated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 1, 2005 (except as otherwise noted), the number of shares of Common Stock beneficially owned by each person who is known by the Company to beneficially own more than five percent of the Company’s outstanding Common Stock, each Director, each person named in the Summary Compensation Table that appears elsewhere in this Proxy Statement and all of the Directors and executive officers of the Company as a group. Unless otherwise noted, the stockholders listed below have sole voting and investment power with respect to the shares of Common Stock owned by them.

	Amount and Nature of	Percent of Outstanding
Name of Beneficial Owner	Beneficial Ownership	Shares
Royce & Associates, LLC (1) 1414 Avenue of the Americas New York, New York 10019	5,850,275	12.00%

Harris Associates L.P. (2) Two North La Salle Street Suite 500 Chicago IL 60602	2,960,600	6.07%

Barclays Global Investors NA (3) 45 Fremont Street San Francisco, California 94105	2,932,765	6.01%

Brahman Capital Corp. (4) 350 Madison Avenue, 22nd Floor New York, New York 10172	2,735,200	5.61%

Scout Capital Management, L.L.C.(5) 320 Park Avenue 33rd Floor New York, New York 10022	2,458,000	5.04%

Paul F. Walsh (6)	306,486	*

John B. (Jack) Benton (7)	19,079	*

Steven F. Coleman (8)	176,762	*

Rahul Gupta (9)	73,749	*

Clyde L. Thomas (10)	55,026	*

Richard J. Almeida (11)	10,093	*

John J. (Jack) Boyle III (12)	38,135	*

Janet M. Clarke (13)	28,362	*

Richard J. Lehmann (14)	1,630	*

Robert C. Nakasone (15)	14,490	*

Sheila A. Penrose (13)	41,733	*

Hatim A. Tyabji (16)	1,200	*

All directors and executive officers as a group (16 persons) (17)	899,474	1.81%

*	Less than 1%

(1) Based on a Schedule 13G, dated as of January 27, 2005, filed with the Securities and Exchange Commission (the “Commission”). According to such Schedule, Royce & Associates LLC, an investment advisor, has sole power to vote or direct the vote of and sole power to dispose or direct the disposition of the shares indicated.

(2) Based on a Schedule 13G, dated February 9, 2005, filed with the Commission by Harris Associates L.P. (“Harris”) and its general partner, Harris Associates Inc. Harris serves as an investment advisor to Harris Associates Investment Trust (the “Trust”). Various officers and directors of Harris are also officers and trustees of the Trust which beneficially owns 2,239,000 shares, although Harris does not consider the Trust to be controlled by such persons. Harris, because of its power to manage the Trust’s investments, has shared voting and dispositive power over the shares owned by the trust. Harris also has the shared power to direct the vote of an additional 721,600 shares owned by clients to whom it renders financial advice and the sole power to dispose or direct the disposition of those shares.

(3) Based on a Schedule 13G, dated February 14, 2005, filed with the Commission by Barclays Global Investors NA, a bank (“Barclays Bank”), Barclays Global Fund Advisors, an investment advisor (“Barclays Advisors”) and Palomino Limited (“Palomino”). According to such Schedule 13G, Barclays Bank is the beneficial owner of 1,748,715 shares of stock. Barclays Bank has sole dispositive power with respect to these shares and sole voting power with respect to 1,525,406 of such shares. Barclays Advisors is the beneficial owner of 1,164,850 shares and has sole dispositive power with respect to such shares and sole voting power with respect to 1,157,525 of these shares. Palomino has sole voting and dispositive power with respect to 19,200 shares.

(4) Based on a Schedule 13G, dated February 1, 2005, filed with the Commission by Brahman Management, L.L.C. (“Brahman Management”), Brahman Capital Corp. (“Brahman Capital”), Peter Hochfelder, Robert Sobel and Mitchell Kuflik. Brahman Capital and Brahman Management are investment advisors controlled by Messrs. Hochfelder, Sobel and Kuflik. Brahman Capital and Brahman Management have shared voting and dispositive power with respect to shares held by Brahman Partners II, L.P. (332,100 shares), Brahman Partners III, L.P. (276,600) shares), Brahman Institutional Partners L.P. (310,500) shares, By Partners L.P. (658,400 shares) and Brahman CPF Partners LP (193,200 shares). Brahman Capital also has shared voting and dispositive power with respect to shares held by Brahman Partners II Offshore (851,200 shares) and a Managed Account (122,500 shares).

(5) Based on a Schedule 13D, dated as of November 18, 2004, filed with the Commission by Scout Capital Partners, L.P. (“Scout Partners”) with respect to 99,7000 shares owned by it, Scout Capital Partners II, L.P. (“Scout Partners II”) with respect to 211,800 shares owned by it, Scout Capital L.L.C. (“Scout Capital”) with respect to the shares owned by Scout Partners and Scout Partners II, Scout Capital Management, L.L.C. (“Scout Capital Management”) with respect to 2,146,500 shares owned by Scout Capital Fund, Ltd. (“Scout Capital Fund”), Scout Capital Fund II, Ltd. (“Scout Capital Fund II”) and other discretionary managed accounts (collectively, the “Accounts”) and Adam Weiss and James Crichton with respect to the shares owned by Scout Partners, Scout Partners II and the Accounts. Scout Capital is the general partner of Scout Partners and Scout Partners II. Scout Capital Management is an investment manager to Scout Capital Fund, Scout Capital Fund II and the Accounts. Messrs. Weiss and Crichton serve as the managing members of Scout Capital and Scout Capital Management.

(6) Includes 264,128 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(7) Includes 13,333 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(8) Includes 166,125 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(9) Includes 68,399 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(10) Includes 48,999 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(11) Includes 2,138 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 5,189 restricted stock units received under the Company’s Non-Employee Directors Deferred Compensation Plan (the “Director Plan”)

(12) Includes 28,362 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 4,507 restricted stock units received under the Director Plan.

(13) Includes 24,516 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days. Amount shown also includes restricted stock units received under the Director Plan (Ms. Clarke: 3,580 units; Ms. Penrose: 12,951 units).

(14) Includes 1,630 restricted stock units received under the Director Plan.

(15) Includes 10,824 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(16) Includes 1,200 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(17) Includes 776,704 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 27,857 restricted stock units received under the Director Plan.

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer and the other executive officers who were the most highly compensated for 2004. This proxy statement refers to the individuals named below as the Named Executive Officers.

					Long-Term
					Compensation
					Awards
					Restricted	Securities
		Annual Compensation		Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Awards(2)	Options	Compensation(3)
Paul F. Walsh(4)	2004	$562,500	$567,358	$58,665	$1,471,826	177,000	$109,762
Chairman and Chief Executive	2003	$500,000	$315,012	$10,676	—	—	$26,353
Officer	2002	$145,840	$87,500	$22,571	$500,000	307,692	$36,539

John B. (Jack) Benton(5)	2004	$253,000	$132,899	$42,661	$173,700	40,000	$26,075
Senior Vice President,
Solutions Group

Rahul Gupta(6)	2004	$231,700	$120,803	$22,408	$81,350	32,000	$33,367
Senior Vice President,	2003	$212,650	$86,129	$23,432	—	86,600	$57,391
Payment Account Solutions

Clyde L. Thomas (7)	2004	$262,500	$131,478	$22,610	$260,320	—	$35,382
Senior Vice President,	2003	$200,000	$81,003	$1,123	—	57,500	$31,601
Technology and CIO	2002	$32,700	—	$16,629	—	—	$45,781

Steven F. Coleman	2004	$245,000	$122,713	$25,087	$89,485	32,000	$30,914
Senior Vice President,	2003	$245,000	$55,127	$2,977	$49,000	30,000	$25,113
General Counsel	2002	$245,000	—	$39,722	—	54,000	$15,471
and Secretary

(1) In accordance with the rules of the Securities and Exchange Commission, incidental compensation which does not exceed the lesser of $50,000 or 10% of the officer’s salary and bonus for the year in which the compensation was paid is omitted for years prior to 2004. For 2004, the amount of perquisites received by the Named Executive Officers is included in Other Annual Compensation. These perquisites include car allowances ($18,000 per year for Mr. Walsh and $12,000 per year for other executives) and up to an aggregate of $25,000 per year for fees paid to the executive’s personal legal, tax and financial advisors and amounts reimbursed for the payment of taxes incurred in respect of such payments. The Company will also reimburse executives for the cost of annual medical examinations. The amounts received by the Named Executive Officers in 2004 under these programs were: Mr. Walsh ($46,079); Mr. Benton ($31,691); Mr. Gupta ($18,510); Mr. Thomas ($19,326); and Mr. Coleman ($21,031). For 2002, the amounts reported included a $12,000 car allowance and $18,263 of fees paid to tax and financial advisors with respect to Mr. Coleman.

(2) As of December 31, 2004, the Company had a total of 188,195 restricted stock units outstanding with an aggregate value of $4,518,562 based on the closing price ($24.01 per share) of the Company’s common stock on December 31, 2004. The restricted stock units awarded to Mr. Walsh (29,000 units), Mr. Benton (10,000 units), Mr. Gupta (5,000 units), Mr. Thomas (16,000 units) and Mr. Coleman (5,500 units) in 2004 will generally vest and be converted into shares in three equal installments on the three succeeding anniversaries of their date of grant, subject to acceleration if the recipient’s employment is terminated by reason of the recipient’s approved retirement, death or disability or if there is a change in control of the Company.

In November 2004, the Company also awarded Mr. Walsh restricted stock units convertible into 52,576 shares of the Company’s stock that vest 50% on the fifth anniversary of the grant date and an additional 12-1/2% on each of the sixth through ninth anniversaries of the grant date, provided that Mr. Walsh is employed by the Company on each vesting date. The vesting of these restricted stock units will accelerate if Mr. Walsh’s employment is terminated by the Company without cause or if he resigns for good reason after a “business combination,” as defined in Mr. Walsh’s Change in Control Agreement. The stock subject to the restricted stock units, to the extent vested, will be distributed to Mr. Walsh six months after the date of his retirement or other termination of employment.

90% of the 6,921 restricted stock units awarded to Mr. Coleman in 2003 vested in 2004 and were converted into shares of common stock based on the Company’s performance versus the targets established under its annual incentive plan for 2003. The balance of this award was forfeited. The 2002 award (53,079 units) to Mr. Walsh will vest and be converted into shares in three equal installments on the three succeeding anniversaries of the date of grant, subject to acceleration if we terminate Mr. Walsh’s employment without cause or if Mr. Walsh terminates his employment for good reason or if there is a change in control of the Company.

Dividend equivalent payments would be made on the Company’s outstanding restricted stock units if the Company were to pay any dividends on its Common Stock.

(3) The Company also maintains a 401(k) Savings Plan that is available to its U.S. employees and a non-qualified deferred compensation plan for certain highly compensated associates. For associates outside the U.S., the Company offers retirement benefits that are consistent with local market practices. The Company matches the first 5% of associate contributions to the 401(k) plan. If an associate elects to contribute at least 5% of their base salary and bonus to the 401(k) plan, but is unable to do so because of the statutory limits on a participant’s ability to contribute to that plan in any given year, the Company makes a supplemental contribution to the deferred compensation plan for the account of that participant in an amount equal to 5% of the participant’s excess earnings.

The Company also makes annual profit sharing contributions to the 401(k) and deferred compensation plans. These contributions are targeted at 5% of the associate’s base salary and bonus. The actual contribution is determined by comparing the Company’s actual operating income against the operating income target established by the Compensation Committee of the Company’s Board of Directors under the Annual Incentive Plan. For 2004, these profit sharing contributions were made at 106% of the targeted amount (i.e. 5.3% of a participant’s base salary and bonus).

For 2004, the matching and profit sharing contributions made to the Company’s 401Ik) and deferred compensation plans for the account of the Named Executive Officers were: Mr. Walsh, $43,877 and $46,509; Mr. Gupta $15,890 and $16,844; Mr. Benton, $12,658 and $13,417; Mr. Thomas, $17,176 and $18,206; and Mr. Coleman $15,007 and $15,907. The 2004 amounts shown also include supplemental contributions made to the deferred compensation plan for the account of Mr. Walsh ($19,376) and Mr. Gupta ($633) to restore contributions that would have been made on behalf of such individuals if they had enrolled in that plan in 2003.

All other compensation also includes income recognized for relocation expense reimbursement in excess of deductible amounts, incidental relocation compensation and guaranteed minimum resale price allowances in respect of residences sold paid to executives under the Company’s relocation program. None of the Named Executive Officers recognized income under this program during 2004. All other compensation also includes signing bonuses. None of the Named Executive Officers received a signing bonus in 2004.

(4) Mr. Walsh joined the Company on September 16, 2002.

(5) Mr. Benton joined the Company on January 30, 2004.

(6) Mr. Gupta joined the Company on January 6, 2003

(7) Mr. Thomas joined the Company on November 4, 2002.

Compensation Committee Report on Executive Compensation

Introduction

The Company’s officer compensation program is designed to attract and retain the skilled executives who are responsible for ensuring the Company’s future success in a competitive market for executive talent. The compensation program is also intended to align the interests of stockholders and management by linking the compensation of the Company’s executives to the Company’s performance.

The Compensation Committee of the Board of Directors has overall responsibility for compensation actions affecting the Company’s senior executives. The Compensation Committee is currently composed of four members of the Board of Directors: Janet M. Clarke (Chairperson); John J. (Jack) Boyle III, Richard J. Lehmann, who became a member of the Committee in September 2004, and Robert C. Nakasone. None of these directors is a current or former officer or employee of the Company.

The Compensation Committee is responsible for:

•	developing an executive compensation philosophy and related administrative policies;

•	administering the Company’s equity-based compensation programs; and

•	determining the compensation of the Chief Executive Officer (the “CEO”) and the Company’s other senior executives (together with the CEO, the “Executive Officers”) and ensuring that the Company’s compensation programs are competitive and serve to align the compensation of the Executive Officers with the Company’s financial goals and other objectives.

In the course of its deliberations, the Compensation Committee reviews compensation survey data from peer groups selected by independent compensation consultants for comparative data on the appropriate mix of compensation elements for and the overall compensation of the Executive Officers.

Officer Compensation Program

General. The Company’s general compensation philosophy is that total cash compensation should vary with the Company’s performance in achieving financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with stockholders’ interests. This philosophy applies to all of the Company’s associates, with a more significant level of variability and compensation at risk as an associate’s level of responsibility increases.

The Company’s cash compensation package for the Executive Officers consists of base salaries and annual performance-based bonuses. The Company also provides stock based equity incentive grants to its Executive Officers and senior managers to encourage these individuals to remain with the Company and incent them to manage the Company with a view toward maximizing long-term shareholder value.

Base Salaries. The base salaries of the Executive Officers are determined by evaluating both comparative peer data and their role and responsibilities. Individual salaries are reviewed annually and salary increases are based on the Company’s overall performance and the executive’s attainment of individual objectives during the preceding year.

Annual Bonuses. Short-term incentive compensation takes the form of annual bonuses that are based on a percentage of the officer’s base salary. The percentage that is applicable to an individual executive is based on their level of direct responsibility for driving the performance of our business. Our CEO’s bonus target was increased from 70 to 100% of his base salary in March 2004. The targets for division and corporate executives were generally set between 40 and 50% for 2004.

The annual incentive payments to the Company’s Executive Officers and the Company’s broader associate base are linked to the Company’s performance versus the financial and strategic targets established by the Compensation Committee. These targets are based on the Company’s annual business plan and the shorter-term strategic objectives for the Company established by the Board of Directors. For 2004, the financial targets established by the Committee under the Company’s Annual Incentive Plan were based on the Company’s revenues, operating income and return on invested capital. Because the Company’s 2004 business plan did not envision significant acquisitions in 2004 or the disposition of the Company’s ATM business which occurred during the fourth quarter of that year, the Company’s actual 2004 operating results and the corresponding incentive targets were adjusted to exclude the effect of these items. The factors considered by the Committee under the Company’s Strategic Incentive Plan were related to the attainment of operating efficiencies, improving customer satisfaction and employee engagement levels and enhancing the Company’s long-term planning processes.

Two-thirds of the Company’s annual bonuses were based on the Company’s performance with respect to the financial targets established under the Annual Incentive Plan and the remaining one-third was based on the Company’s relative level of achievement versus the corporate goals described in the Strategic Incentive Plan.

The Compensation Committee believes that it is important for the Company’s associates, including the Executive Officers, to function as a cohesive team and so the financial and strategic targets set under the Annual Incentive Plan and the Strategic Incentive Plan related to the Company’s performance as a whole and not to individual or divisional areas of responsibility. The bonuses payable under the Annual Incentive Plan and the Strategic Incentive Plan can range between 0 – 200% of the targeted levels, depending on the Company’s performance. The actual bonuses payable to associates, including the Executive Officers, may be adjusted upward or downward to reflect the performance of individual contributors. Any such adjustments must be made on a zero sum basis among similarly situated individuals.

In 2004, the Company’s operating income and return on invested capital exceeded the targeted levels while the Company’s revenues were somewhat below the related objective. Bonuses under the Strategic Incentive Plan were paid at the targeted level. As a result, annual bonuses for 2004 were generally paid at 106% of target.

Long-Term Incentives. Prior to 2004, the long-term incentive component of the Company’s compensation programs consisted almost exclusively of stock options. During 2004, the Company’s long-term incentive program was re-designed to also include time-based restricted stock units. These changes reflect the Committee’s philosophy that long-term incentive compensation serves two principal purposes: aligning the interests of the Executive Officers with those of the Company’s stockholders (stock options) and enhanced associate retention (time-vested restricted stock units).

The Company uses a dilution-based approach when determining the level of equity-based grants to make to its Executive Officers and associates generally. Each Executive Officer received an option and restricted stock unit grant in 2004 and the awards to the Named Executive Officers are described elsewhere in this proxy statement in the Summary Compensation Table and under the caption “Option/SAR Grants in Last Fiscal Year.”

The Committee believes the amounts paid to the Executive Officers provide the Company’s senior management team with a competitive level of compensation.

2004 CEO Compensation

Mr. Walsh joined the Company as its Chief Executive Officer and Chairman of its Board of Directors in September 2002. As part of Mr. Walsh’s retention, the Compensation Committee and Mr. Walsh initially negotiated a three-year employment agreement that provided Mr. Walsh with a minimum base salary of $500,000 per year and a minimum target annual bonus opportunity equal to 70% of his base salary. In recognition of the improvement in the Company’s performance, and increases in stockholder value, seen under Mr. Walsh’s leadership and in order to enhance the Company’s ability to retain Mr. Walsh over the long-term, the Committee negotiated a three-year Retention Agreement with Mr. Walsh in November 2004 which replaced his prior agreement. Under this Agreement, Mr. Walsh is to receive a minimum base salary of $575,000 and a minimum annual bonus opportunity equal to 100% of his base salary. Mr. Walsh’s Retention Agreement is described in more detail below.

The actual annual bonus paid to Mr. Walsh depends upon the Company’s performance against parameters established annually by the Compensation Committee under the Company’s Annual Incentive Plan and Strategic Incentive Plan and other factors the Committee may deem relevant. For 2004, Mr. Walsh received a bonus of $567,358, or 106% of his target incentive award.

Mr. Walsh is also entitled to participate in the Company’s Stock Incentive Plan. In general, the Committee expects to make annual option and restricted stock unit grants to Mr. Walsh commensurate with his performance and level of responsibility. In 2004, Mr. Walsh received an option to purchase 177,000 shares that will generally become exercisable in three annual increments and expire 10 years from the date of grant. As part of the Compensation Committee’s efforts to secure the long-term retention of Mr. Walsh, the Company also awarded Mr. Walsh a total of 81,576 restricted stock units. 29,000 of these units will generally vest and be converted into shares of the Company’s common stock on the three succeeding anniversaries of their date of grant. The remaining 52,576 units will vest 50% on the fifth anniversary of the grant date with the balance vesting 12-1/2% on each of the sixth through ninth anniversaries of the grant date, provided, subject to certain exceptions, that Mr. Walsh is employed by the Company on each vesting date.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, contains limitations governing the deductibility of compensation in excess of $1 million paid to the named executive officers of publicly traded companies. Under Section 162(m), if we pay compensation in excess of $1,000,000 to any executive officer named in the table entitled “Summary Compensation Table” above, we can fully deduct the amounts in excess of $1,000,000 only if we meet specified shareowner approval and corporate performance-based requirements. Although we intend to maximize the deductibility of compensation paid to the Company’s Executive Officers, we also intend to maintain the flexibility to take actions we consider to be in the Company’s best interests including, where appropriate, consideration of factors other than tax deductibility. The Committee expects that all compensation paid to the Named Executive Officers in 2004 will qualify for deductibility. With the exception of the CEO, the Committee would not expect issues to arise under Section 162(m) with respect to the amounts paid to the Executive Officers under the Company’s current compensation structure.

Members of the Compensation Committee

Janet M. Clarke, Chairperson
John J. (Jack) Boyle III
Richard J. Lehmann
Robert C. Nakasone

Options/SAR Grants In Last Fiscal Year (1)

	Individual Grants
	Number of	% of Total			Potential Realizable Value
	Securities	Options/SARs			at Assumed Annual Rates
	Underlying	Granted to	Exercise or	Scheduled	of Stock Price Appreciation
	Options/SARs	Employees in	Base Price	Expiration	for Option Term(2)
	Granted	Fiscal Year	(per share)	Date	5%	10%
Paul F. Walsh	177,000	19.41%	$16.27	02/19/14	$1,810,710	$4,589,610

John B. (Jack) Benton	40,000	4.39%	$17.37	01/30/14	$433,200	$1,107,332

Rahul Gupta	32,000	3.51%	$16.27	02/19/14	$327,360	$829,760

Clyde L. Thomas	32,000	3.51%	$16.27	02/19/14	$327,360	$829,760

Steven F. Coleman	32,000	3.51%	$16.27	02/19/14	$327,360	$829,760

(1) The options shown were granted on February 19, 2004 (Messrs. Walsh, Gupta, Thomas and Coleman) and January 30, 2004 (Mr. Benton), at an exercise price not less than the fair market value of the Company’s common stock on the date of grant. The options are exercisable in cumulative installments of 33-1/3 percent on each anniversary of the date of grant, provided that the option holder is then employed by the Company. The vesting of the options is subject to acceleration in the event of the death, disability or approved retirement of the optionee. In addition, the vesting of the options is subject to acceleration in the event of certain defined changes in control of the Company and the vesting of the option granted to Mr. Walsh will accelerate if he becomes entitled to receive a termination payment under his Retention Agreement. No stock appreciation rights were granted to any of the Named Executive Officers during 2004.

(2) The 5 and 10 percent annual stock price appreciation is assumed to occur throughout the original scheduled term of the options shown. This calculation is for illustrative purposes only.

Aggregated Option/SAR Exercises In Last Fiscal Year
And Fiscal Year-End Option/SAR Values (1)

			Number of Securities Underlying		Value of Unexercised In-
			Unexercised Options/SARS at		The-Money Options/SARS
	Shares Acquired	Value	Fiscal Year End		at Fiscal Year End (2)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Paul F. Walsh	0	$0	205,128	279,564	$2,992,818	$2,866,389

John B. (Jack) Benton	0	$0	0	40,000	0	$265,600

Rahul Gupta	0	$0	28,866	89,734	$429,526	$1,106,762

Clyde L. Thomas	0	$0	38,333	51,167	$571,545	$533,460

Steven F. Coleman	0	$0	127,459	70,000	$1,472,368	$770,420

(1) None of the Named Executive Officers held or exercised any stock appreciation rights in 2004.

(2) The value of the options at December 31, 2004 was determined by multiplying the difference between the exercise prices of the options and the closing price of the Company’s common stock on December 31, 2004 ($24.01 per share) by the number of shares underlying the options.

Employment Agreements

Paul F. Walsh

Effective as of November 3, 2004, the Company entered into a Retention Agreement with Paul F. Walsh related to his service as our Chairman and Chief Executive Officer. This agreement replaces Mr. Walsh’s original Employment Agreement dated September 9, 2002. The initial term of the new agreement began as of November 3, 2004 and expires on November 3, 2007, subject to additional one-year extensions unless either party gives the other six months advance notice that the term will not be extended. Under the agreement, Mr. Walsh receives a minimum salary of $575,000, subject to increase at the discretion of the Compensation Committee of the Company’s Board of Directors. Mr. Walsh is also eligible to receive annual cash bonuses based on the Company’s financial performance with a minimum target bonus opportunity equal to 100% of his base salary. Mr. Walsh is also entitled to participate in the Company’s equity award, retirement and savings, welfare benefit, expense reimbursement, fringe benefit and vacation plans and policies.

On the effective date of Retention Agreement, the Company awarded Mr. Walsh restricted stock units convertible into 52,576 shares of the Company’s stock that vest 50% on the fifth anniversary of the grant date and an additional 12-1/2% on each of the sixth through ninth anniversaries of the grant date, provided that Mr. Walsh is employed by the Company on each vesting date. In addition, the vesting of these restricted stock units will accelerate if Mr. Walsh’s employment is terminated by the Company without cause or if he resigns for good reason after a “business combination,” as defined in Mr. Walsh’s Change in Control Agreement described below. The stock subject to the restricted stock units, to the extent vested, will be distributed to Mr. Walsh six months after the date of his retirement or other termination of employment.

On the effective date of Retention Agreement, the Company amended Mr. Walsh’s stock option dated February 19, 2004 for 177,000 shares of the Company’s stock to provide that the vesting of the option will also accelerate if Mr. Walsh becomes entitled to receive a termination payment under the Retention Agreement or upon the expiration of the employment term under the Retention Agreement and to provide that in such events, as well as in the event of Mr. Walsh’s death, disability or approved retirement, the option will remain exercisable until the earlier of the second anniversary of the termination date and the expiration date of the option.

If the Company terminates Mr. Walsh’s employment other than for “cause” prior to the scheduled expiration of Mr. Walsh’s Retention Agreement, or if Mr. Walsh terminates his employment for “good reason” (each as defined in the Retention Agreement), or if the Company elects not to extend the term of that agreement, then:

•	Mr. Walsh is entitled to a lump-sum payment equal to the sum of any unpaid base salary, bonus and vacation pay accrued through the date of termination;

•	Subject to Mr. Walsh’s execution of a release, the Company will pay to Mr. Walsh in equal installments over the twenty-four months following the date of termination, an amount equal to two times Mr. Walsh’s base salary in effect on the termination date plus two times his target annual bonus for the Company’s fiscal year in which the termination date occurs;

•	Except with respect to the restricted stock right award described above, subject to Mr. Walsh’s execution of a release, all of Mr. Walsh’s unvested options and other unvested equity based awards that are granted after the effective date of his Retention Agreement and that are scheduled to vest on or before the second anniversary of his termination date will vest on the termination date, and any options that are granted to Mr. Walsh after the effective date of his Retention Agreement which are vested on the termination date will remain exercisable until the earlier of the second anniversary of the termination date and the expiration date of such options; and

•	Subject to Mr. Walsh’s execution of a release, the Company will provide Mr. Walsh and his dependents with group healthcare benefits under the Company’s group healthcare plans for twenty-four months after the termination date or until Mr. Walsh becomes eligible to participate in group healthcare plans of any successor employer, if earlier.

If the Company terminates Mr. Walsh’s employment for “cause” or if Mr. Walsh resigns without “good reason” or elects not to extend the term of the Retention Agreement, then Mr. Walsh will be entitled to a payment equal to the sum of any unpaid base salary, bonus and vacation pay accrued through the date of termination. In addition, all unvested options and any other unvested equity based awards held by Mr. Walsh will be forfeited on the termination date. Any options held by Mr. Walsh that are vested on the termination date may be exercised until the earlier of ninety days after the termination date and the expiration date of such options.

In the event Mr. Walsh’s employment is terminated following a “business combination” of the Company, the post-termination provisions of his Change in Control Agreement (described below), instead of his Retention Agreement, would govern the payments to be made to him.

Mr. Walsh’s Retention Agreement also provides that if any payment or benefit received or to be received by Mr. Walsh would be subject to the federal excise tax on “excess parachute payments,” the Company will pay Mr. Walsh such additional amounts as may be necessary so that he realizes, after the payment of the excise tax and any income tax or excise tax on that additional amount, the amount of such compensation.

Mr. Walsh’s Retention Agreement also provides for confidentiality, non-solicitation and non-competition covenants.

John B. (Jack) Benton, Rahul Gupta, Clyde L. Thomas and Steven F. Coleman. Each of Messrs. Benton, Gupta, Thomas and Coleman have previously entered into Transition Assistance Agreements with the Company that contain a severance provision providing for the continuation of their base salary for one year plus a second year of income continuation if we terminate their employment with us for reasons other than for cause. Cause is defined in the agreements to include, among other things, the executive’s engaging in illegal conduct, willful misconduct or other actions taken in bad faith that injure the Company, a failure by the executive to substantially perform his or her duties, the commission by the executive of an act of embezzlement or another act of dishonesty with respect to the Company or the executive being convicted of or pleading guilty to criminal misconduct constituting a felony or gross misdemeanor involving a breach of ethics or moral turpitude which reflects adversely on the Company. The executives are required to release any claims they may have against the Company as a condition to receiving payments under the agreements. The executives are also required to refrain from competing with the Company while receiving any transition payments.

Acquisition of Benton Consulting Partners

In January 2004, the Company acquired the assets of Benton Consulting Partners (“Benton Consulting”) for an aggregate contract purchase price of $1,550,000. $775,000 of this amount was paid on the closing date of the transaction and an additional $232,500 was paid on the first anniversary of the closing. Subject to the satisfaction of certain conditions, the former owners of Benton Consulting will receive an additional $232,500 on the second anniversary of the closing date. Payment of the $310,000 balance of the purchase price is dependant upon the success of various initiatives by the acquired business. John B. (Jack) Benton owned 50% of Benton Consulting and Mr. Benton currently serves as our Senior Vice President, Solutions Group. The Company paid Benton Consulting an aggregate of approximately $1,668,000 during 2003 and the period in 2004 prior to this acquisition for consulting services.

Change in Control Agreements

We have Change in Control Agreements with each of Messrs. Walsh, Benton, Gupta, Thomas and Coleman. These agreements are designed to diminish the distractions that could be caused by the personal uncertainties and risks associated with changes of control and other significant business combinations involving the Company by providing these officers with assurances regarding their compensation and benefits expectations under such circumstances.

Under the Change in Control Agreements, each of these officers agrees to remain in our employ, and we agreed to continue to employ each officer, until the third anniversary following any “business combination” involving the Company. During that three-year period, each officer is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by the officer during the 180 day period prior to the effective date of the change in control. The base salary of the officer may not be reduced below that earned by the officer during the twelve month period preceding the effective date of the business combination. In determining any increase in an officer’s base salary during the three year period, the officer is to be treated in a manner consistent with other peer executives. The officers are also entitled to receive annual bonus payments, stock option grants and other benefits during the three year period on the same objective basis as other peer executives.

If, during the three year period, we terminate an officer’s employment other than for “cause” or “disability” or the officer terminates his or her employment for “good reason” (all as defined in the agreements), the officer is entitled to a lump sum payment equal to the sum of any unpaid base salary, accrued vacation pay and any unpaid portions of incentive awards earned by the executive prior to the date of termination. In addition, the officer is entitled to receive a lump sum payment equal to two times (three times with respect to Mr. Walsh) the sum of the officer’s annual base salary and the officer’s historical or target incentive award, plus the amount that we would have contributed to the retirement plans in which the officer participated prior to his or her termination in respect of such sum. The officers are also entitled to the continuation of their medical, disability, life and other health insurance benefits for up to a three year period after a qualifying termination and to certain out-placement services.

All unvested options granted to an officer vest and remain exercisable for the lesser of a five year period or their remaining term following a change in control of our Company and all other restricted shares and restricted stock units held by the officer under our stock incentive plan vest and are converted into shares of common stock on the date of any such event.

The agreements also provide that if any payment or benefit received or to be received by an officer, whether or not pursuant to his or her Change in Control Agreement, would be subject to the federal excise tax on “excess parachute payments,” we will pay to the officer such additional amount as may be necessary so that the officer realizes, after the payment of such excise tax and any income tax or excise tax on such additional amount, the amount of such compensation.

Deferred Compensation Plan

The Company’s Deferred Compensation Plan permits eligible employees to defer receipt of up to 90% of their base salary and any incentive payment or payments received by them. Amounts deferred under the Plan are payable upon the participant’s termination of employment, disability, death or another date for payment selected by the participant. Deferred amounts are credited with gains and losses based on the performance of deemed investment options selected by the participant. 27 employees, including all of our Executive Officers, are currently participating in this Plan.

Perquisites Program

Under the Company’s perquisites program, the Company‘s executive officers receive car allowances ($18,000 per year for the Chief Executive Officer and $12,000 per year for other executives). Executive officers also receive up to an aggregate of $25,000 per year for fees paid to their personal, legal, tax and financial advisors and the reimbursement of taxes incurred in respect to such payments. The Company will also reimburse executives for the cost of annual medical examinations and the taxes associated with the income imputed to the executives by reason of such reimbursement. 11 individuals, including all of the Named Executive Officers, participated in this program in 2004.

Stock Ownership Guidelines

The Board of Directors has adopted stockholding guidelines for the Executive Officers. These guidelines specify certain beneficial ownership levels that the Executive Officers are expected to accumulate and hold by the end of 2007 or, if later, the fourth anniversary of their appointment as an Executive Officer. The specific ownership thresholds are based on a multiple of the annual base salaries of the executives, with the multiple applicable to the CEO being three and the multiple for the other Executive Officers being one. Independent Directors are expected to beneficially own shares in the Company having a value equal to their annual retainer within similar timeframes.

The Nominating and Corporate Governance Committee periodically reviews the stock ownership levels of the individuals subject to these guidelines. Stock options and performance-based restricted stock or restricted stock unit grants are not considered when determining whether an individual has achieved the targeted ownership level. Unvested, time based restricted stock unit awards held by Executive Officers are valued at 60% of the value of the shares of common stock underlying such awards. A person who achieves the recommended ownership goals at any point during the period prescribed for the accomplishment of the ownership objectives is deemed to have complied with the guidelines, although an the participant should not subsequently sell any of the shares used as the basis for achieving the objective if the sale would cause their ownership level to fall below the suggested minimums.

Corporate Governance

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee (the “Governance Committee”). Mr. Boyle serves as our Lead Director. A description of the Audit and Compensation Committees and the functions they perform is contained in their committee reports, which appear elsewhere in this proxy statement. Each of our Committees has a written charter that is available for review on our website (www.efunds.com).

All of the members of our Board of Directors (other than Mr. Walsh) serve on the Governance Committee. Ms. Penrose has served as chair of this Committee since May 2002. The Governance Committee identifies prospective nominees for election to the Board, reviews their qualifications and nominates prospective candidates for election to the full Board of Directors. The Governance Committee also develops our Principles of Corporate Governance and oversees the evaluation of our Board of Directors, its Committees and our CEO. A copy of our Principles of Corporate Governance is available on our website (www.efunds.com). The Governance Committee met eight times in 2004.

Our Principles of Corporate Governance provide that at least two-thirds of our directors and all of the members of our Audit, Compensation and Governance Committees must be “independent” under the standards adopted by the New York Stock Exchange. The Board undertook a review of director independence in March 2005. As part of this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and the Executive Officers of the Company or their affiliates. As a result of this review, the Board determined that all of our directors are independent within the meaning of applicable regulations of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange, except for Mr. Walsh, who serves as our CEO.

Director Nominations

The Company’s Principles of Corporate Governance require that each director have the ability to apply good business judgment and be able to exercise his or her duties of loyalty and care. Candidates for the position of director should exhibit proven leadership capabilities, be of sound moral character, have experience exercising high levels of responsibilities within their chosen careers and have an ability to quickly grasp complex business and financial issues. In addition to these minimum criteria, our Governance Committee evaluates the qualifications of director nominees based on the needs of the Company at the time nominees are considered. The Governance Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the nominee’s resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Governance Committee determines which nominee(s) to recommend to the Board for election. The Governance Committee would use the same process for evaluating all nominees, regardless of the original source of nomination. From time to time, the Governance Committee utilizes the services of third party search firms to assist in the identification or evaluation of Board member candidates.

The Governance Committee will consider nominations of qualified candidates for possible election to the Board that are submitted by our stockholders. Stockholders wishing to make such a submission may do so by sending the name of a candidate for consideration to the Governance Committee c/o Corporate Secretary, eFunds Corporation, 8501 N. Scottsdale Road, Suite 300, Scottsdale, Arizona 85253. Each such submission must contain: (1) the name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held. In order to be considered for possible nomination for election at the 2006 annual meeting of the Company’s stockholders, the Corporate Secretary must receive the submission no later than December 26, 2005.

No candidates for director nominations were submitted to the Governance Committee by any stockholder in connection with the 2005 annual meeting.

Pursuant to a Shareholder Agreement between the Company and MasterCard International Incorporated, MasterCard has the right to designate a qualified individual to serve on our Board if it acquires 10% or more of our outstanding shares of common stock. MasterCard does not currently have the right to have a representative elected to our Board.

Meetings and Compensation of Directors.

There were twelve meetings of the Board of Directors in 2004. The independent Board members meet in executive session without the presence of management in conjunction with each regularly scheduled meeting of the Board. The Lead Director acts as chair of these sessions. In addition, each of our standing committees regularly meets in executive sessions led by the Committee chair.

During 2004, the Audit Committee was composed of Messrs. Almeida, who succeeded Jack Robinson as the Chair of this Committee in May 2004, and Tyabji and Ms. Penrose. Mr. Boyle also served on this Committee until Mr. Tyabji’s election in May 2004. William J. Ryan served on the Audit Committee from October 2004 until February 2005. Mr. Ryan retired from our Board in March 2005. The Board of Directors has identified Mr. Almeida as a current member of our Audit Committee who meets the definition of “Audit Committee Financial Expert” established by the Securities and Exchange Commission. The Audit Committee held eleven meetings in 2004. During 2004, the Compensation Committee was composed of Ms. Clarke (Chair), Mr. Boyle, Mr. Nakasone and Mr. Lehmann after he joined the Board in September 2004. The Compensation Committee held twelve meetings in 2004.

During 2004, each incumbent Director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he or she served, except that Mr. Almeida attended 71 percent of such meetings due to unavoidable scheduling conflicts. Directors are encouraged to attend the annual meetings of our stockholders. All of our directors attended our annual meeting in 2004.

Directors who are employees of the Company do not receive compensation for their service on the Board other than their compensation as employees. During 2004, Directors who were not employees of the Company (“Independent Directors”) each received a $25,000 annual board retainer ($35,000 for the chair of our Audit Committee and $30,000 for the chair of our Compensation Committee) and meeting fees of $1,500 ($2,500 for committee chairs). Our lead director Mr. Boyle received a $15,000 supplemental board retainer and meeting fees of $2,500 for Board meetings. The fees payable for telephonic meetings were reduced by 50%. In addition to the foregoing, Independent Directors may receive compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of Directors or Committee members. Jack Robinson declined to stand for re-election to our Board in May 2004 and Mr. Robinson received $15,625 in 2004 for acting as a consultant to the Board following his service as a Director.

Effective January 1, 2005, the Company’s compensation program for its Independent Directors was revised. Independent Directors now receive a $50,000 annual board retainer ($75,000 for the chair of the Audit Committee and $60,000 for the chair of each of the Compensation Committee and Nominating and Corporate Governance Committee). The lead director receives a $35,000 supplemental retainer. Independent Directors also receive an additional retainer of $7,500 ($12,500 for members of the Audit Committee) for service as a member of a standing committee of the Board and annual option and restricted stock unit grants having an aggregate imputed value of $70,000. The Company does not pay meeting fees under the revised Director compensation program. In addition to the foregoing, Independent Directors may receive compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of Directors or Committee members.

The Company has adopted the eFunds Corporation Non-Employee Directors Deferred Compensation Program (the “Director Plan”). The purpose of the Director Plan is to provide an opportunity for Independent Directors to increase their ownership of common stock and thereby further align their interest in the long-term success of the Company with that of the Company’s other stockholders. Under the Director Plan, each Independent Director may elect to receive his or her board and committee fees in restricted stock units in lieu of cash (with each restricted stock unit being deemed to have a value equal to the fair market value of one share of common stock on the date of issuance of the restricted stock unit). The restricted stock units are credited to the Directors participating in the Director Plan quarterly and will vest and be converted into shares of common stock (on a one-to-one basis) when the Director ceases to serve as a member of the Board. Each restricted stock unit receives dividend equivalent payments equal to any cash dividend payments on one share of common stock. The restricted stock units and any shares of common stock into which they are converted will be issued under our Stock Incentive Plan.

During 2004, Messrs. Almeida, Boyle, Nakasone, Robinson, Ms. Clarke and Ms. Penrose each received an option to purchase 4,750 shares of our common stock at an exercise price of $16.27 per share and 800 restricted stock units. Messrs. Lehmann and Ryan each received an option to purchase 2,000 shares at $16.18 per share and 350 restricted stock units when they joined our Board in September 2004. Mr. Tyabji received an option to purchase 3,600 shares at $15.56 per share and 600 restricted stock units when he rejoined the Board in May 2004. The options issued to the Independent Directors in 2004 vest in equal annual installments over a three-year period following the date of grant and expire on the tenth anniversary of such date. The vested portions of the options also terminate three months following the date upon which a participant ceases to be a Director of the Company (one year after such date if such Directors’ termination constituted a qualifying retirement). The restricted stock units vest and are converted into shares of common stock over the three year period following their date of grant or upon a Director’s qualifying retirement from out Board.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of four Independent Directors, none of whom is or has been an officer of the Company. The Company has no compensation committee interlocks—that is, no executive officer of the Company serves as a director or a compensation committee member of a company that has an executive officer serving on our Board or the Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related regulations require the Company’s directors, executive officers and any persons holding more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any failure of a Reporting Person to file a required report by the applicable due date during 2004. Based on its review of the reports submitted to it, the Company believes that each Reporting Person timely filed all required reports during this period.

TOTAL STOCKHOLDERS RETURN*

	December	December	December	December	December
	31, 2000	31, 2001	31, 2002	31, 2003	31, 2004
eFunds Corporation	$100.00	$149.66	$99.16	$188.84	$261.33
S&P Small Cap600 Index	$100.00	$106.54	$90.95	$126.23	$154.82
S&P Data Processing Index	$100.00	$141.03	$105.12	$168.51	$183.25
Nasdaq Composite Index	$100.00	$79.32	$54.84	$81.99	$89.23
Nasdaq Computer and Data Processing Services Index	$100.00	$80.53	$55.53	$73.15	$80.57

* Assumes $100 invested on December 31, 2000 in eFunds’ Common Stock. The S & P SmallCap 600 Index, the S & P Data Processing and Outsourced Services Index, the Nasdaq Composite Index and the Nasdaq Computer and Data Processing Services Index with all dividends reinvested. The Company’s shares began trading on the New York Stock Exchange (NYSE) on January 2, 2004 under the symbol “EFD” and so the Company has selected the S & P based indices described above for its market and line-of-business instead of the Nasdaq-based indices used in prior periods.

ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Audit Committee Report

The Audit Committee of the Board of Directors presently consists of three non-employee directors: Richard J. Almeida, (Chairman), Sheila A. Penrose and Hatim A. Tyabji. All of the members of the Audit Committee are independent within the meaning of the rules of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board. A copy of this charter is available on our website (www.efunds.com).

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on the Company’s financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the Company’s independent accountants. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2004 were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Company’s independent accountants provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm’s independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants’ independence.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 that has been filed with the Securities and Exchange Commission.

Members of the Audit Committee

Richard J. Almeida (Chairman)
Sheila A. Penrose
Hatim A. Tyabji

The Charter for the Audit Committee provides that the provision of all auditing services (including providing comfort letters in connection with securities underwritings) and any non-audit services (other than non-audit services subject to the de minimus exception provided for by the Sarbanes-Oxley Act of 2002) by the Company’s auditor is subject to the pre-approval of the Audit Committee. In approving any permissible non-audit services, the Audit Committee must consider whether the auditor’s performance of those services is compatible with the auditor’s independence. The duty to pre-approve permissible non-audit services may be delegated to one or more members of the Audit Committee.

Audit Fees

The aggregate fees billed by KPMG LLP and its affiliates (collectively, “KPMG LLP”) for professional audit services rendered for the audit of the Company’s annual consolidated financial statements for 2004 and for the review of certain of the Company’s other regulatory filings were $2,940,500 for 2004 and $657,970 for 2003.

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”) for professional services related to reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and other regulatory filings during 2003 were $394,927.

Audit Related Fees

KPMG LLP did not provide the Company with any audit related services during the years ended December 31, 2003 or December 31, 2004. Deloitte & Touche billed the Company $15,100 for auditing services related to the Company’s employee benefit plans provided in 2003.

Tax Fees

The aggregate fees billed by KPMG LLP for tax planning and compliance services provided during the year ended December 31, 2004 were $45,751. KPMG LLP billed the Company $11,000 for similar services during 2003. The services provided in 2003 were provided prior to the date KPMG LLP was retained as the Company’s independent auditor.

The aggregate fees billed by Deloitte & Touche for tax planning and related services provided during the year ended December 31, 2003 were $19,783.

All Other Fees

KPMG LLP billed the Company $383,290 for services related to service auditor attestation reports (SAS 70s) provided in 2004 and $88,675 for similar services in 2003.

Deloitte & Touche billed the Company $309,180 for service auditor attestation reports provided during 2003.

Changes in Registrant’s Certifying Accountant

On December 1, 2002, iDLX Holdings B.V. (a consolidated subsidiary of the Company) engaged SR Batliboi and Associates, an Indian accounting firm that is a member of Ernst & Young Global (“SR Batliboi”), as its independent auditor. The decision to engage SR Batliboi was made by management and the Audit Committee of the Board of Directors did not recommend this change in accountants or provide formal prior approval of the change.

Deloitte & Touche LLP (“Deloitte”), the Company’s former principal accountant, did not audit the financial statements of iDLX Holdings B.V., which statements reflected total assets constituting 11% of the consolidated total assets of the Company as of December 31, 2002 and 6% and 30% of the Company’s consolidated net revenue and net income, respectively, for the year then ended. These statements were audited by SR Batliboi and SR Batliboi expressed an unqualified opinion on these financial statements in their report. The report of SR Batliboi was furnished to Deloitte and its opinion regarding the Company’s financial statements for 2002, insofar as it relates to the amounts included for iDLX Holdings B.V., was based solely on the reports of SR Batliboi.

Deloitte’s report on the Company’s financial statements for 2002 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Deloitte resigned as the Company’s independent auditors following the completion of an engagement to review the Company’s interim consolidated financial statements as of and for the three-and nine-month periods ended September 30, 2003. This engagement was completed on November 14, 2003 and Deloitte’s resignation was effective as of that date. The Company’s Audit Committee did not recommend that Deloitte resign.

During the 2002 fiscal year, and the subsequent interim period through the date of Deloitte’s resignation, there were no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its reports, other than as described in the following two paragraphs.

The Company and Deloitte had a difference of opinion with respect to the accounting for revenue related to a contract executed in March 2003 between the Company and an electronic funds processing customer. The Company and Deloitte disagreed about whether an option included in the contract that allows the customer to license the Company’s software under certain circumstances following the termination of the processing services provided by the Company had value such that a portion of the revenues from the contract would be required to be deferred over a four year period. Deloitte and the Company also differed on the methodology to be used to determine any value that may be attributable to the option. The difference between the accounting treatment afforded to the contract by the Company and the accounting treatment proposed by Deloitte was not material to the Company’s results of operations or financial position as of or for any of the quarterly periods ended March 31, 2003 or June 30, 2003. The Audit Committee has discussed this matter with Deloitte.

This disagreement was satisfactorily resolved prior to the filing of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2003, when the Company agreed to use the methodology that had been recommended by Deloitte to determine the value that should get attributed to the option. The application of this methodology to the contract resulted in an adjustment that served to defer approximately $550,000 in revenues from the contract for the nine-month period ended September 30, 2003. This adjustment was included in the Company’s interim consolidated financial statements as of and for the three and nine-month periods ended September 30, 2003.

The Company authorized Deloitte to respond fully to any inquiries by its successor as the Company’s independent accountants concerning the accounting treatment afforded by the Company to this contract.

On November 20, 2003, the Company’s Audit Committee engaged KPMG LLP as the Company’s new independent principal accountant to audit the Company’s financial statements.

Effective December 11, 2003, the Audit Committee of the Board of Directors of eFunds Corporation voted to dismiss SR Batliboi and retain KPMG India Private Limited as independent auditor for iDLX Holdings B.V. During the Company’s two most recent fiscal years and subsequent interim periods there were no disagreements with SR Batliboi on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of SR Batliboi would have caused them to make reference to such disagreements in their reports. SR Batliboi’s report on the 2002 financial statements of iDLX Holdings B.V. did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Ratification of Appointment of Auditors

The Audit Committee of the Board of Directors has selected KPMG LLP as independent auditors to examine the accounts of the Company for the fiscal year ending December 31, 2005 and to perform other accounting services.

Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders. Although it is not required to do so, the Audit Committee has submitted the selection of KPMG LLP as the Company’s independent auditors to the stockholders for ratification. Unless a contrary choice is specified, the persons named as proxies will vote for the ratification of the selection of KPMG LLP.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ITS SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS.

If this selection is not ratified, the Audit Committee of the Board of Directors will reconsider its selection of KPMG LLP.

ITEM 3. OTHER BUSINESS

The Board of Directors does not intend to present any business at the annual meeting other than the matters specifically set forth in this proxy statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of the Company. The proxies solicited by the Company confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before the Company printed and mailed these proxy materials.

Stockholder Proposals for the 2006 Annual Meeting

Any stockholder proposals intended to be presented at the Company’s 2006 annual meeting of stockholders must be received by the Company no later than December 26, 2005 in order to be included in the proxy statement for that meeting. Under the Company’s Bylaws, a stockholder proposal not included in the Company’s Proxy Statement for the 2006 annual meeting may not be presented in any manner at the Meeting unless the stockholder wishing to make such proposal follows certain specific notice or procedures set forth in the Company’s Bylaws, including delivering notice of such proposal in writing to the Secretary of the Company at the address indicated on the cover page of this proxy statement no later than December 26, 2005.

Stockholder Communication with the Board

The Board of Directors has implemented a process by which our stockholders may send written communications to the attention of the Board, our Governance Committee or a specified individual director. Any such communication should be sent to the Board of Directors (or an individual director) c/o Chief Executive Officer or Corporate Secretary, eFunds Corporation, 8501 North Scottsdale Road, Suite 300, Scottsdale, Arizona 85253. All such communications will be forwarded to the Board, or the relevant director, in conjunction with the distribution of materials for the next regularly scheduled meeting of the Board or earlier, if the CEO determines that the circumstances warrant prompter communication.

Householding

We have been notified that certain intermediaries (brokers or banks) will deliver only one copy of our annual report and this proxy statement to multiple shareholders who share the same address and last name, unless they have received contrary instructions from one or more of those shareholders. This procedure is referred to as “householding.” We will deliver promptly, upon oral or written request, separate copies of our annual report and proxy statement to any shareholder who shares an address with another shareholder. If you wish to receive separate copies of one or both of these documents, you may write to eFunds Corporation, Attn: Investor Relations, 8501 North Scottsdale Road, Suite 300, Scottsdale,

Arizona 85253, or call (480) 629-7700. You may contact your broker or bank to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy of each document by writing or calling us at the above address or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Ethics Policy

The Company has adopted an Ethics Policy that applies to all of its associates and directors, including its principal executive officer, principal financial officer, principal accounting officer and controller. Any amendments to the Ethics Policy, or waivers of its provisions, that apply to one or more of these officers will be disclosed on our website (www.efunds.com).

April 25, 2005	By Order of the Board of Directors

Steven F. Coleman
Secretary

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

P
R
O
X
Y

eFUNDS CORPORATION

Gainey Center II, Suite 300
8501 N. Scottsdale Road
Scottsdale, AZ 85253

The undersigned hereby appoints Paul. F. Walsh, George W. Gresham and Steven F. Coleman, and each of them, proxies for the 2005 annual meeting, with full power of substitution and revocation, acting by a majority of those present and voting or if only one is present and voting then that one, to vote the stock of eFunds Corporation which the undersigned is entitled to vote, at the annual meeting of stockholders to be held on May 19, 2005 and at any adjournment thereof, with all the powers the undersigned would possess if present with respect to the election of directors and the ratification of the selection of the KPMG LLP as independent auditors of the Company and such other business as may properly come before this meeting.

This proxy shall be voted in accordance with such instructions as may be given on the reverse side of this proxy card. If no instructions are given, this proxy will be voted FOR the election of the named nominees as directors of the Company and FOR the ratification of the selection of KPMG LLP as independent auditors of the Company and in the proxies, discretion upon such other business as may properly come before either meeting. Please vote, sign, and date this proxy as indicated below and return promptly in the enclosed envelope. This proxy is solicited on behalf of the Board of Directors of eFunds Corporation in connection with the 2005 annual meeting.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

eFUNDS CORPORATION
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8999
EDISON, NJ 08818-8999

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
OR
1. Log on to the Internet and go to http://www.eproxyvote.com/efds		1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

#EFU

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR AND “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

1.	Election of Directors.							FOR	AGAINST	ABSTAIN
	NOMINEES:	(01) Janet M. Clark (02) Robert C. Nakasone (03) Hatlim A. Tyabji				2.	To ratify the selection of KPMG LLP as independent auditors of the Company.	☐	☐	☐
		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

	☐	For all nominees except as written above					Mark here if you plan to attend the Annual Meeting			☐
							Mark here for address change and note at Left			☐

							Please sign exactly as your name appears. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date: